Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated July 8, 2005, accompanying the financial statements of ScissorTail Energy, LLC included in this Current Report of Copano Energy, L.L.C. on Form 8-K dated August 3, 2005.  We hereby consent to the incorporation by reference of said report in the Registration Statement of Copano Energy, L.L.C. on Form S-8 (File No. 333-122737, effective February 11, 2005).

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma
August 3, 2005